Contact:                 Investor Relations
Owens Realty Mortgage, Inc.
www.owensmortgage.com
(925) 239-7001

Owens Realty Mortgage, Inc. Announces Amendments to Agreement to Sell Treasures on the Bay

WALNUT CREEK, CA. –  June 8, 2016 – Owens Realty Mortgage, Inc. (NYSE MKT: ORM) (the “Company”) today announced that, on June 7, 2016, the Company entered into an amendment (the “Amendment”) to its agreement to sell the property (the “TOTB Property”) commonly known as the “Treasures on the Bay” to Interwest Capital Corporation (the “Buyer”).  The TOTB Property includes the 169 condominium units and 160 apartment units and related land and assets held by TOTB Miami, LLC (“TOTB Miami”) and TOTB North, LLC (“TOTB North” and together with TOTB Miami “TOTB”).  The Company owns an 80.74% interest in TOTB, and the Company’s manager, Owens Financial Group, Inc., is the owner of the other 19.26% interest in TOTB.

Pursuant to the Amendment, the purchase price for the TOTB Property has been reduced from $82 million to $75.5 million.  The Amendment also extends the Buyer’s due diligence period (the “Feasibility Period”) to June 14, 2016, requires Buyer to make an additional escrow deposit of $4.5 million following satisfactory due diligence at the end of the Feasibility Period (bringing the total escrow amount to $5.0 million), adds additional closing conditions to Buyer’s obligations to close, and revises certain other provisions of the agreement. The closing of the sale of the TOTB Property is subject to a number of conditions described in the amended Purchase Agreement and Deposit Receipt (the “Amended Purchase Agreement”) between Buyer and the TOTB entities, including among others completion of satisfactory due diligence by the Buyer.  Accordingly, there is no guarantee when or if the closing will occur.  The foregoing description of the Amended Purchase Agreement does not purport to be complete and is qualified in its entirety by reference to the full text of the agreement and the amendment, copies of which have been filed by the Company with the SEC as exhibits to Current Reports on Form 8-K.

About Owens Realty Mortgage, Inc.

Owens Realty Mortgage, Inc., a Maryland corporation, is a specialty finance mortgage company organized to qualify as a real estate investment trust (“REIT”) that focuses on the origination, investment, and management of small balance and middle-market commercial real estate loans. We provide customized, short-term acquisition and transition capital to commercial real estate investors that require speed and flexibility. Our primary objective is to provide investors with attractive current income and long-term shareholder value. Owens Realty Mortgage, Inc., is headquartered in Walnut Creek, California, and is externally managed and advised by Owens Financial Group, Inc.
Additional information can be found on the Company’s website at www.owensmortgage.com.

Forward-Looking Statements

This press release includes "forward-looking statements" within the meaning of the safe harbor provisions of the United States Private Securities Litigation Reform Act of 1995. Forward-looking statements about Owens Realty Mortgage Inc.'s plans, strategies, and prospects, including the transactions discussed in this press release, are based on current information, estimates, and projections; they are subject to risks and uncertainties, as well as known and unknown risks, which could cause actual results to differ from expectations, estimates and projections and, consequently, readers should not rely on these forward-looking statements as predictions of future events. Words such as "expect," "target," "assume," "estimate," "project," "budget," "forecast," "anticipate," "intend," "plan," "may," "will," "could," "should," "believe," "predicts," "potential," "continue," and similar expressions are intended to identify such forward-looking statements.

Readers are cautioned not to place undue reliance upon any forward-looking statements, which speak only as of the date made. The Company does not undertake or accept any obligation to release publicly any updates or revisions to any forward-looking statement to reflect any change in its expectations or any change in events, conditions or circumstances on which any such statement is based. Additional information concerning these and other risk factors is contained in the Company's most recent filings with the Securities and Exchange Commission. All subsequent written and oral forward-looking statements concerning the company or matters attributable to the company or any person acting on its behalf are expressly qualified in their entirety by the cautionary statements above.